CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Supplement to the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N- 1A (the "Registration Statement") of our report dated February 28, 1996, relating to the financial statements and financial highlights of The Global Government Plus Fund, Inc., which appears in such Supplement to the Statement of Additional Information, and to the incorporation by reference of our report into the Supplement to the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Supplement to the Prospectus.

PRICE WATERHOUSE LLP

New York, NY
February 28, 1996